Exhibit 23.02








                               Consent of KPMG LLP


The Board of Directors
Comdisco, Inc:

We consent to the inclusion of our report dated December 2, 1999, with respect to the balance sheets of Comdisco Ventures, a division of Comdisco, Inc., as of September 30, 1999 and 1998, and the related statements of earnings and division equity, and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in Exhibit 99.02 of the Comdisco, Inc. Annual Report on Form 10-K for the year ended September 30, 1999.


/s/ KPMG LLP




Chicago, Illinois
December 22, 1999
                                      -47-